                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT


                                      Among


                            GOLDEN SKY SYSTEMS, INC.,


                         ARGOS SUPPORT SERVICES COMPANY

                                       and


              THE SEVERAL SHAREHOLDERS LISTED ON SCHEDULE I HERETO









                            Dated as of July 11, 1997

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.     SALE AND TRANSFER OF THE SHARES;
                 CLOSING; PURCHASE PRICE

     SECTION 1.01   Sale and Transfer of the Shares......................
     SECTION 1.02   Purchase Price.......................................
     SECTION 1.03   Delivery of Certificates and Payment.................
                      of Purchase Price..................................
     SECTION 1.04   Deposit..............................................
     SECTION 1.05   Closing..............................................

ARTICLE II.    REPRESENTATIONS AND WARRANTIES OF
                 THE SELLING SHAREHOLDERS

     SECTION 2.01   Organization, Qualifications and
                      Corporate Power; Subsidiaries......................
     SECTION 2.02   Authorization of Agreements, Etc.....................
     SECTION 2.03   Validity.............................................
     SECTION 2.04   Capitalization.......................................
     SECTION 2.05   Title to Shares......................................
     SECTION 2.06   Financial Statements.................................
     SECTION 2.07   Absence of Undisclosed Liabilities...................
     SECTION 2.08   Absence of Certain Changes or Events.................
     SECTION 2.09   Governmental Approvals...............................
     SECTION 2.10   Title to Properties, Absence of......................
                      Liens and Encumbrances.............................
     SECTION 2.11   List of Properties, Contracts and....................
                      Other Data.........................................
     SECTION 2.12   Intangible Rights....................................
     SECTION 2.13   Software.............................................
     SECTION 2.14   Litigation, Etc......................................
     SECTION 2.15   Taxes................................................
     SECTION 2.16   Governmental Authorizations and......................
                      Regulations........................................
     SECTION 2.17   Labor Matters........................................
     SECTION 2.18   Insurance............................................
     SECTION 2.19   Use of Real Property.................................
     SECTION 2.20   Condition of Assets..................................
     SECTION 2.21   Accounts Receivable..................................
     SECTION 2.22   Books and Records....................................
     SECTION 2.23   Employee Benefit Plans...............................
     SECTION 2.24   Transactions with Affiliates.........................

     SECTION 2.25   Environmental Matters................................
     SECTION 2.26   System Data..........................................
     SECTION 2.27   Distribution Agreements..............................
     SECTION 2.28   Offering of the Shares...............................
     SECTION 2.29   Qualification of Representations and.................
                      Warranties of Certain Selling
                      Shareholders.......................................


ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF
                 THE PURCHASER

     SECTION 3.01   Organization, Power, Etc.............................
     SECTION 3.02   Authorization of Agreements, Etc. ...................
     SECTION 3.03   Validity.............................................
     SECTION 3.04   Governmental Approvals...............................
     SECTION 3.05   Litigation Relating to Transaction...................
     SECTION 3.06   Investment Representation............................

ARTICLE IV.    COVENANTS

     SECTION 4.01   Certain Covenants of the Selling
                      Shareholders.......................................
     SECTION 4.02   Certain Tax Matters..................................
     SECTION 4.03   Consents.............................................
     SECTION 4.04   Books and Records....................................
     SECTION 4.05   License and Other Fees...............................
     SECTION 4.06   Employment Matters...................................
     SECTION 4.07   Termination of Distribution Agreements...............

ARTICLE V.     CONDITIONS PRECEDENT

     SECTION 5.01   Conditions Precedent to
                      the Obligations of the Purchaser...................
     SECTION 5.02   Conditions Precedent to the
                      Obligations of the Selling
                      Shareholders.......................................

ARTICLE VI.    INDEMNIFICATION

     SECTION 6.01   Survival of Representations and
                      Warranties.........................................
     SECTION 6.02   General Indemnity....................................
     SECTION 6.03   Conditions of Indemnification........................
     SECTION 6.04   Remedies Cumulative..................................

ARTICLE VII.   TERMINATION AND ABANDONMENT

     SECTION 7.01   Termination..........................................
     SECTION 7.02   Procedure and Effect of Termination..................

ARTICLE VIII.  MISCELLANEOUS

     SECTION 8.01   Expenses, Etc........................................
     SECTION 8.02   Publicity............................................
     SECTION 8.03   Execution in Counterparts............................
     SECTION 8.04   Notices..............................................
     SECTION 8.05   Waivers..............................................
     SECTION 8.06   Amendments, Supplements, Etc.........................
     SECTION 8.07   Entire Agreement.....................................
     SECTION 8.08   Applicable Law.......................................
     SECTION 8.09   Binding Effect; Benefits.............................
     SECTION 8.10   Assignability........................................

TESTIMONIUM..............................................................

                         INDEX TO EXHIBITS AND SCHEDULES


     Exhibit   Description

     A         Form of Employment Agreement

     B         Form of Opinion of Decker, Jones, McMackin,
               McClane, Hall & Bates, P.C.


     Schedule  Description

     I         Selling Shareholders
     2.04      Capitalization
     2.07      Liabilities
     2.08      Changes Since December 31, 1996
     2.09      Governmental Approvals
     2.10      Liens
     2.11      List of Properties, Contracts, Etc.
     2.12      Intangible Property Infringements
     2.14      Litigation
     2.15      Tax Matters
     2.18      Insurance
     2.21      Accounts Receivable
     2.23      Employee Benefit Plans
     2.24      Transactions with Affiliates
     2.25      Environmental Matters
     2.26      System Data

          STOCK PURCHASE AGREEMENT, dated as of July 11, 1997, among GOLDEN SKY SYSTEMS, INC., a Delaware corporation (the "Purchaser"), ARGOS SUPPORT SERVICES COMPANY, a Texas corporation (the "Company") and the several shareholders listed on Schedule I hereto (each a "Selling Shareholder" and collectively the "Selling Shareholders").

          WHEREAS, the Selling Shareholders own an aggregate 4,625 shares (the "Shares") of Common Stock, $1.00 par value ("Common Stock"), of the Company, being all the issued and outstanding shares of capital stock of the Company not currently owned of record and beneficially by the Purchaser;

          WHEREAS, the Selling Shareholders severally desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholders, the Shares, all on the terms and subject to the conditions hereinafter set forth, so that immediately after, and as a result of, the consummation of the transactions contemplated by this Agreement, the Purchaser will own all of the then issued and outstanding shares of capital stock of the Company;

          WHEREAS, the Selling Shareholders and the Purchaser acknowledge that the benefits and burdens of ownership of the Shares shall remain with the Selling Shareholders until the closing occurs and that the benefits and burdens of ownership of the Shares shall pass to Purchaser only on the "Closing Date" (as defined herein), upon satisfaction of the terms and conditions hereinafter set forth; and

          WHEREAS, on the date hereof, certain of the Selling Shareholders have entered into Subscription Agreements with the Purchaser (the "Subscription Agreements), providing for the purchase by such Selling Shareholders of up to an aggregate 10,000 shares (less the number of shares subject to the options described in Section 4.06(b) hereof) of Series A Convertible Participating Preferred Stock, $.01 par value, of the Purchaser ("Preferred Stock") at a price of $100 per share, such purchase to occur within 45 days after, and expressly conditioned upon, the closing of the transactions contemplated hereby;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

                                       I.

                        SALE AND TRANSFER OF THE SHARES;
                             CLOSING; PURCHASE PRICE

          SECTION 1.01. Sale and Transfer of the Shares. Subject to the terms and conditions set forth herein, on the Closing Date (as defined herein) each Selling Shareholder shall severally sell to the Purchaser, and the Purchaser shall purchase from each Selling Shareholder, the Shares owned by such Selling Shareholder as set forth on Schedule I hereto.

          SECTION 1.02. Purchase Price. The aggregate purchase price for the Shares hereunder shall be $15,023,750 (the "Purchase Price").

          SECTION 1.03. Delivery of Certificates and Payment of Purchase Price.
(a) On the Closing Date, each of the Selling Shareholders shall deliver to the Purchaser certificates in definitive form, registered in the names of such Selling Shareholders, evidencing the Shares being sold by such Selling Shareholder hereunder, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank.

          (b) As payment in full of the Purchase Price for the Shares and against delivery of the certificates evidencing the Shares as aforesaid, on the Closing Date the Purchaser shall pay to each Selling Shareholder, by wire transfer of immediately available funds to an account designated by such Selling Shareholder, the sum set forth opposite the name of such Selling Shareholder on
Schedule I hereto under the heading "Payment by Purchaser at Closing."

          SECTION 1.04. Deposit. Simultaneously with the execution of this Agreement, the Purchaser has delivered to the Company the sum of $750,000 (the "Deposit"), representing a portion of the Purchase Price. The Company, on behalf of the Selling Shareholders, acknowledges receipt of the Deposit and agrees to hold the Deposit in a separate account (the "Deposit Account") from all other Company funds. Upon the closing of the transactions contemplated hereby, the Company shall pay to each Selling Shareholder, from the Deposit Account, the sum set forth opposite the name of such Selling Shareholder on Schedule I hereto under the heading "Deposit Account Payment at Closing." If (i) the closing of the transactions contemplated hereby has not occurred by August 31, 1997 or (ii) this Agreement is terminated pursuant to Section 7.01 hereof, then the Company shall promptly return the Deposit to the Purchaser, without offset or reduction.

          SECTION 1.05. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Company at 10:00 a.m. local time, on August 15, 1997, or at such other place or at such other date and time as the parties hereto may mutually agree (such date and time of the closing is herein referred to as the "Closing Date").

                                       II.

                        REPRESENTATIONS AND WARRANTIES OF
                            THE SELLING SHAREHOLDERS

          Each Selling Shareholder, severally and not jointly (to the extent of their respective percentage interests in the Company), represents and warrants to the Purchaser as follows:

          SECTION 2.01. Organization, Qualifications and Corporate Power; Subsidiaries. (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Texas and is duly licensed or qualified as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of the business transacted by it makes such licensing or qualification necessary. The Company has the corporate power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted.

          (b) The Company does not own of record or beneficially or equitably, directly or indirectly, (i) any shares of capital stock, or securities convertible into or exchangeable for the capital stock, of any other corporation or (ii) any participating interest in any association, partnership, joint venture or other non-corporate business enterprise.

          SECTION 2.02. Authorization of Agreements, Etc. (a) Such Selling Shareholder has full legal capacity and unrestricted power to execute and deliver this Agreement and to perform his or her obligations hereunder.

          (b) The execution and delivery by such Selling Shareholder of this Agreement, and the performance by such Selling Shareholder of his or her obligations hereunder, will not (w) violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or By-laws of the Company, any judgment, award or decree or any provision of any indenture, agreement or other instrument to which a Selling Shareholder or the Company is a party, or by which a Selling Shareholder or the Company or any of his, her or its assets is bound or affected; (x) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; (y) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever (collectively, "Liens") upon any of the properties or assets of such Selling Shareholder or the Company; or (z) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Governmental Permit (as hereinafter defined).

          SECTION 2.03. Validity. This Agreement has been duly executed and delivered by such Selling Shareholder and constitutes the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms.

          SECTION 2.04. Capitalization. (a) The authorized capital stock of the Company consists of 10,000 shares of Common Stock, of which 5,800 shares of Common Stock (consisting solely of the Shares and 1,175 shares held of record by Purchaser) are validly issued and outstanding, fully paid and nonassessable, and no other shares of capital stock have ever been issued by the Company. None of the Shares are subject to, nor were any of them issued in violation of, any preemptive rights of shareholders of the Company or to any right of first refusal or other similar right in favor of any person.

          (b) Except for the obligations of the Selling Shareholders to the Purchaser under this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets; and
(iii) the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          SECTION 2.05. Title to Shares. Such Selling Shareholder is the lawful holder of record and beneficial owner of the Shares listed opposite his or her name on Schedule I hereto, free and clear of any and all Liens. The delivery by the Selling Shareholders of certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to the Purchaser pursuant to Section 1.03(a) above, against payment therefor pursuant to Section 1.03(b) above, will transfer valid title to the Shares to the Purchaser, free and clear of any and all Liens.

          SECTION 2.06. Financial Statements. The Company has previously delivered to the Purchaser (i) the unaudited balance sheet of the Company as of December 31, 1996, and the related audited statements of operations, stockholders' equity and cash flows for the year then ended, and (ii) the unaudited balance sheet of the Company as of March 31, 1997 and the related unaudited statements of operations, stockholders' equity and cash flows for the three months then ended (collectively, the "Financial Statements"). The Financial Statements were prepared from the books and records of the Company and present fairly the financial position of the Company as of the respective dates specified therein and results of operations of the Company for the respective periods then ended, and were prepared in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), except
(a) as specified on Schedule 2.06 hereto and (b) that the Financial Statements do not contain certain footnote disclosures and are subject to year-end audit adjustments, which consist of normal recurring accruals.

          SECTION 2.07. Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected in the Financial Statements, (ii) incurred since December 31, 1996 in the ordinary course of business and consistent with past practice, or (iii) set forth on Schedule 2.07 hereto, the Company has no liabilities or obligations of any kind or nature, whether secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), including without limitation any tax liabilities due or to become due.

          SECTION 2.08. Absence of Certain Changes or Events. (a) Since December 31, 1996, except (x) as otherwise set forth on Schedule 2.08 hereto or (y) as otherwise expressly referred to in this Agreement, the Company has not: (i) changed or amended its Articles of Incorporation or By-laws; (ii) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (iii) mortgaged, pledged or subjected to any Lien any of its assets or properties (other than Permitted Liens, as defined in Section 2.10 below); (iv) transferred, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice; (v) acquired any material assets or properties, except in the ordinary course of business and consistent with past practice;
(vi) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partnership, corporation or other entity; (vii) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice; (viii) waived or released any rights of material value, including, without limitation, any Intangible Rights (as defined in Section 2.11(b) below); (ix) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse; (x) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; (xi) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeemed or otherwise acquired any of its capital stock, split, combined or otherwise similarly changed its capital stock, or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or gave any person any right to acquire any of its capital stock; (xii) made or granted any wage or salary increase or adopted or modified any severance arrangements applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or granted any severance benefits to, or entered into any material transaction of any other nature with, any officer or employee of the Company; or (xiii) entered into any agreement, contract or commitment to take any of the actions set forth in clauses (i) through (xii) above.

          (b) Since December 31, 1996, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company.

          SECTION 2.09. Governmental Approvals. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over any of the Selling Shareholders or the Company is required for the execution, delivery and performance of this Agreement by any of the Selling Shareholders, is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement, or is necessary in order that the business of the Company can be conducted by the Purchaser immediately following the Closing Date substantially in the same manner as heretofore conducted.

          SECTION 2.10. Title to Properties, Absence of Liens and Encumbrances. The Company has good and valid title to all its assets and properties, in each case free and clear of all Liens, other than (w) the Liens described on Schedule
2.10 hereto, (x) liens for taxes not yet due, or (y) mechanic's, materialman's, landlord's and similar statutory liens arising in the ordinary course of business and which, in the aggregate, are not material in nature or amount and could not materially detract from the value of or materially impair the use of the property subject thereto or impair the operations or proposed operations of the Company, or (z) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business (the Liens described in clauses (w), (x), (y) and (z) above being referred to herein as "Permitted Liens").

          SECTION 2.11. List of Properties, Contracts and Other Data. Annexed hereto as Schedule 2.11 is a list setting forth the following:

          (a) a description of all real property owned by the Company;

          (b) a description of all leases of real or personal property to which the Company is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, the rental term and, in the case of real property leases, the monthly (or other) rents payable under each such lease;

          (c) (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, servicemark registrations, copyright and copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, service mark or copyright registrations, and all other material proprietary rights (collectively, "In tangible Rights") owned by the Company, and (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party that relate, in whole or in part, to any such Intangible Rights or to other proprietary rights reasonably necessary to the Company, whether owned by any Selling Shareholder, the Company or otherwise;

          (d) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents of the Company; and

          (e) all contracts, including, without limitation, guarantees, mortgages, indentures and loan agreements, to which the Company is a party, or to which the

     Company or any of its assets or properties is subject and which are not specifically referred to in clauses (b), (c), or (d) above; provided, however, that there need not be listed on said Schedule 2.11 pursuant to this clause (e) any sales contracts, contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts that exceeds $10,000 in amount, (ii) contains warranties by the Company in excess of those customary in its business or
     (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty.

          True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said Schedule 2.11 have been provided to the Purchaser and its counsel. All material provisions of the written contracts referred to in such Schedule are valid and enforceable obligations of the Company and, to the best knowledge of such Selling Shareholder, of the other parties thereto. Neither such Selling Shareholder nor the Company has been notified of any claim that any written contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which (with notice or lapse of time or both) would constitute such a default. Except as set forth on Schedule 2.11, the consummation of the transactions contemplated hereby shall not (i) constitute a default or an event which (with notice or lapse of time or both) would constitute a default under any such written contract, (ii) give rise to a right of termination thereunder, (iii) constitute a prohibited assignment thereof or (iv) otherwise alter any of the Company's rights or obligations thereunder.

          SECTION 2.12. Intangible Rights. (a) The Intangible Rights constitute all such proprietary rights that are necessary to the conduct of the Company's business. The Company owns or has valid rights to use all the Intangible Rights without conflict with the rights of others. Except as set forth on Schedule 2.12 hereto, no person has made or, to the best knowl edge of such Selling Shareholder, threatened to make, any claims that the use by the Company of the Intangible Rights or the operations of the Company's business are in violation of or infringe upon any intellectual property rights or any other proprietary or trade rights of any third party.

          (b) The consummation of the transactions contemplated hereby will not alter or impair any Intangible Rights.

          (c) The Company has taken and is taking reasonable precautions to protect any material trade secrets and other confidential information included in the Intangible Rights. To the Selling Shareholders' best knowledge and belief, no person is infringing on or violating the Intangible Rights, trade secrets or know-how used by the Company.

          SECTION 2.13. Software. (a) The Company holds valid licenses to all copies of the operating and applications computer software programs and databases (collectively, the "Software") used by it, other than any portion thereof that was developed by or under contract with the Company (collectively, the "Proprietary Software"). The Company either owns outright, or has a perpetual, royalty-free license to, the Proprietary Software used by it, and such Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. To the Selling Shareholders' best knowledge and belief, neither the Proprietary Software nor the use by the Company of the Software infringes upon or violates any patent, copy right, trade secret or other proprietary right of any other person and, to the best knowledge of such Selling Shareholder, no claim with respect to any such infringement or violation is threatened. The Company has taken all steps necessary to protect its right, title and interest in and to the Software owned by it.

          (b) Upon consummation of the transactions contemplated by this Agreement, the Company will continue to own all the Proprietary Software, free and clear of all Liens, and, with respect to all agreements for the lease or license of Software that require consents or other actions as a result of the consummation of the transactions contemplated hereby in order for the Company to continue to use and operate such Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.

          SECTION 2.14. Litigation, Etc. (a) Schedule 2.14 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the best knowledge of such Selling Shareholder, threatened, by or against the Company or any of its properties, assets, rights or businesses. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, have a material adverse effect on the business, properties or condition (financial or other) of the Company. Such Selling Shareholder knows of no basis for any other such claim, action, suit, proceeding or investigation which, if adversely decided, would have such a material adverse effect.

          (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting such Selling Shareholder or the Company that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

          SECTION 2.15. Taxes. (a) Except as set forth on Schedule 2.15 hereto, the Company has duly and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined) for all years and periods for which such Returns have become due, and all such Returns (including all informational Returns) were correct and complete as filed and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company as well as all Taxes required to be paid or collected by the Company.

          (b) The Company has paid all Taxes, or where payment is not yet due, has established, or will establish, consistent with past practice, an adequate reserve on its books and records for the payment of all Taxes with respect to any taxable period ending on or prior to the Closing Date (or otherwise relating or attributable to periods up to and including the Closing Date). The Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over (including, without limitation, federal income taxes, Federal Insurance Contribution Act ("FICA") taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment compensation taxes).

          (c) Except as set forth on Schedule 2.15 hereto, to the best knowledge and belief of the Selling Shareholders, the Company is not delinquent in the payment of any Taxes and has not requested any extension of time within which to file any Return, which Return has not since been filed on a timely basis. There is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or, to the best knowledge and belief of the Selling Shareholders, threatened against or with respect to the Company in respect of any Taxes. There are no requests for rulings or determinations in respect of any Taxes pending between the Company and any taxing authority, and no such rulings or determinations have been received by the Company.

          (d) Except as set forth on Schedule 2.15 hereto, the Company has not executed or entered into (and will not enter into on or prior to the Closing
Date) with the Internal Revenue Service or any other taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company would be liable or (ii) a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code"), or any predecessor or successor provision thereof or any similar provision of state, local or foreign Tax law that relates to the assets or operations of the Company.

          (e) The Company is not party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated hereby, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (f) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean (i) any net income, gross income, gross receipts, franchise, profits, license, sales, use, ad valorem, value added, property, payroll, withholding, FICA, unemployment, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, customs duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) or (ii) any liability of the Company for the payment of any amounts of the type described in (i).

          SECTION 2.16. Governmental Authorizations and Regulations. The Company has all governmental licenses, franchises, permits and other governmental authorizations ("Governmental Permits") necessary for the conduct of its business. To the Selling Shareholders' best knowledge and belief, the business of the Company is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to its properties or applicable to its business. Neither the Company nor such Selling Shareholder has received any notice of any alleged violation of any of the foregoing. Neither the Company nor any of the Company's properties, operations or businesses is subject to any order, judgment, injunction or decree.

          SECTION 2.17. Labor Matters. Neither the Company nor such Selling Shareholder has received notice of any claim that the Company has failed to comply with any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination or harassment and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          SECTION 2.18. Insurance. All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company are listed on Schedule 2.18 hereto. The Company is a named insured under such policies, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date, and coverage will continue to be in effect immediately after the Closing Date, without limit as to time, for occurrences prior to the Closing Date. Neither such Selling Shareholder nor any such insurer has any right of payment, whether by way of set-off, indemnity or otherwise, of any nature whatsoever against the Company in respect of any recovery by the Company under any such policy.

          SECTION 2.19. Use of Real Property. The leased real properties listed on Schedule 2.11 hereto are used and operated by the Company in material compliance and conformity with all applicable leases. Neither the Company nor such Selling Shareholder has received notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the real estate operations or assets of the Company and, to the best knowledge of such Selling Shareholder, there are no such violations.

          SECTION 2.20. Condition of Assets. All tangible personal property, fixtures and equipment comprising the assets of the Company are in a good state of repair (ordinary wear and tear excepted) and operating condition and are sufficient and adequate to conduct its business on the date hereof.

          SECTION 2.21. Accounts Receivable. Except as set forth on Schedule
2.21 hereto, the accounts receivable reflected on the balance sheet of the Company as of December 31, 1996, and all accounts receivable arising between December 31, 1996 and the date hereof, arose from bona fide transactions in the ordinary course of business with unaffiliated third parties, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect its accounts receivable in full. To the best knowledge of such Selling Shareholder, there is not any dispute as to the validity or collectibility of such accounts receivable and, except as set forth on Schedule 2.21, neither any such account receivable nor any note receivable has been assigned or pledged to any other person, firm or corporation or is subject to any right of set-off in respect of any obligations of the such Selling Shareholder or otherwise.

          SECTION 2.22. Books and Records. The corporate minute books and stock record books of the Company completely and accurately reflect in all material respects the corporate proceedings of the Company and properly and accurately record the issuance and transfer of all shares of capital stock of the Company.

          SECTION 2.23. Employee Benefit Plans. (a) Schedule 2.23 attached hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or to which the Company contributes or is required to contribute or in which any employee of the Company participates (a "Plan"). The Company has complied and currently is in compliance, both as to form and operation, with the applicable provisions of ERISA and the Code applicable to each Plan.

          (b) Each Plan that is intended to qualify under Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code.

          (c) The Company has not maintained, contributed to or been required to contribute to, nor do any of its employees participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA). No amount is due or owing from the Company on account of a multiemployer plan or on account of any withdrawal therefrom.

          (d) The Company has not incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law that has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances that could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

          (e) No Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

          (f) Except as set forth on Schedule 2.23 or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or
(ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

          (g) The Company has provided to the Purchaser for each Plan true and complete copies of the following: (i) each Plan document and summary plan descriptions; (ii) each trust agreement, insurance policy or other instrument relating to the funding of such Plan; (iii) the most recent Annual Report (Form 5500 series) and accompanying schedule filed with the Internal Revenue Service or United States Department of Labor; (iv) the most recent audited financial statements; (v) the most recent actuarial report; and (vi) each policy of fiduciary liability insurance (and agreements related thereto) maintained in connection therewith.

          SECTION 2.24. Transactions with Affiliates. Except for the contracts set forth on Schedule 2.24 hereto, there are no agreements for the provision of goods, properties or services to the Company by such Selling Shareholder or any "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of such Selling Share holder.

          SECTION 2.25. Environmental Matters. (a) For the purposes of this
Section 2.25, the following terms shall have the following meanings:

          "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule or regulation and any order to which the Company is a party or is otherwise bound relating to pollution or protection of the environment, including natural resources, or exposure of persons, including employees, to Hazardous Substances;

          "Hazardous Substances" shall mean any substance, whether liquid, solid or gas, listed, identified or designated as hazardous or toxic under any Environmental Law, which, applying criteria specified in any Environmental Law, is hazardous or toxic, or the use or disposal of which is regulated under any Environmental Law.

          (b) No Hazardous Substances have been, or have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the property of the Company by the Company or, to the knowledge of such Selling Shareholder, by any other person, except in accordance with all applicable Environmental Laws and except for incidental releases of Hazardous Substances in amounts or concentrations that would not reasonably be expected to give rise to any claims or liabilities against the Company under any Environmental Law.

          (c) Neither such Selling Shareholder nor the Company has received any notification from a governmental agency that there is any violation of any Environmental Law with respect to the business and properties of the Company or have received any notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

          SECTION 2.26. System Data. The Company purchased from the National Rural Television Cooperative ("NRTC") the right to provide DirecTV programming services to approximately 53,438 Homes passed by cable television services and approximately 18,218 Homes unpassed by cable television services as of 1992. As used herein, "Homes" means single family residences and individual dwelling units within any building containing multiple dwelling units. Schedule 2.26 sets forth the Company's rates for satellite services, a breakdown of the channel packages sold and a general description of marketing promotions and discounts offered to subscribers since December 31, 1996 and those which may affect the Company's business after the Closing Date.

          SECTION 2.27. Distribution Agreements. The Company is party to three "Agreements for Purchase of Direct Broadcast Satellite Services Area" ("Distribution Agreements"), with D. H. Braman, III, DBS Tele-Venture, Inc., and Meridian, Inc. (collectively, the "Distributors"). The Company is not party to any other Distribution Agreements or similar agreements, arrangements or commitments. The Company has established a separate account of restricted cash (the "Reserve Account") in the amount of $1,215,000, which shall be applied solely to make payments to the Distributors in consideration of the cancellation or renegotiation of the Distribution Agreements.

          SECTION 2.28. Offering of the Shares. Neither such Selling Shareholder nor any person authorized by the Company or such Selling Shareholder as agent, broker, dealer or otherwise in connection with the offering or sale of the Shares, or any similar securities of the Company, has taken or will take any action (including without limitation any offer or sale of any securities under circumstances which would require the integration under the Securities Act of 1933 (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, of such securities with the Shares being sold by such Selling Shareholder hereunder) which would subject the transactions contemplated hereby to the registration provisions of the Securities Act.

          SECTION 2.29. Qualification of Representations and Warranties of Certain Selling Shareholders. Solely with respect to D. H. Braman, Jr., the Kate
S. O'Connor Trust for Thomas Edward Braman, J. W. Braman and Barbara Murphy, the representations and warranties set forth in Sections 2.01, 2.04, 2.06 through
2.23 inclusive and 2.25 through 2.27 inclusive are made by such Selling Shareholders to the best of their knowledge and belief.

                                      III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          The Purchaser represents and warrants to the Selling Shareholders as follows:

          SECTION 3.01. Organization, Power, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          SECTION 3.02. Authorization of Agreements, Etc. The execution and delivery by the Purchaser of this Agreement, and the performance by the Purchaser of its obligations hereunder, have been duly authorized by all requisite corporate action and will not (x) violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Purchaser, any judgment, award or decree or any indenture, agreement or other instrument to which the Purchaser is a party, or by which it or any of its properties or assets is bound or affected; (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (z) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Purchaser.

          SECTION 3.03. Validity. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          SECTION 3.04. Governmental Approvals. Except for filings with the Department of Justice and the Federal Trade Commission pursuant to the HSR Act, no order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Purchaser is required for the execution, delivery and performance by the Purchaser of this Agreement, or is necessary in order to ensure, with respect to the Purchaser, the legality, validity, binding effect or enforceability of this Agreement.

          SECTION 3.05. Litigation Relating to Transaction. There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting the Purchaser that might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

          SECTION 3.06. Investment Representation. The Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and the Purchaser has no present commitment or agreement providing for the distribution thereof.

                                       IV.

                                    COVENANTS

          SECTION 4.01. Certain Covenants of the Selling Shareholders. (a) During the period from the date of this Agreement to the Closing Date, the Selling Shareholders shall, to the extent they are legally entitled to do so, cause the Company to conduct its business and operations according to its ordinary course of business consistent with past practice and to use its best efforts (i) to preserve its relationships with suppliers, customers, employees and independent contractors, (ii) to maintain the contracts with its customers in full force and effect in accordance with their terms and (iii) to ensure that the Company will continue to provide its services to its customers. Without limiting the generality of the foregoing, prior to the Closing Date, without the prior written consent of the Purchaser, the Selling Shareholders shall, to the extent they are legally entitled to do so, not permit the Company to (x) change the rates charged for services from those listed on Schedule 2.26 unless nationally advertised by DirecTV or unless the Company experiences a wholesale cost increase greater than 10%, or (y) do any of the things listed in clauses
(i) through (xiii) of Section 2.08(a) above; provided, however, that the Company may make the cash payments contemplated by Sections 4.06(b) and 4.07 hereof.

          (b) Between the date hereof and the Closing Date, the Selling Shareholders shall, and shall cause the Company to, provide access to the Purchaser's representatives to the premises, key employees and financial, accounting and legal records of the Company. Such activities shall be performed, so far as is reasonably possible, in such a manner as to minimize disruption of normal operations.

          (c) Between the date hereof and the Closing Date, the Selling Shareholders shall, to the extent they are entitled to do so, not permit the Company, except as required by GAAP, (i) to use accounting principles different from those used in the preparation of the Financial Statements, (ii) change in any manner its method of maintaining its books of account and records from such methods as in effect on December 31, 1996, or (iii) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

          (d) Between the date hereof and the Closing Date, the Selling Shareholders (together with their affiliates and associates) shall not, and shall, to the extent they are entitled to do so, cause the Company not to, enter into any transaction, make any agreement or commitment, or take any action, that would result in any of the representations, warranties or covenants of the Selling Shareholders contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction, event or action.

          SECTION 4.02. Certain Tax Matters. (a) The Company shall (with the reasonable cooperation of the Selling Shareholders) prepare and timely file (or cause to be prepared and timely filed), at its expense, for all taxable periods ending on or before the Closing Date, all federal, state, local and foreign Tax Returns required to be filed after the Closing Date with respect to which the Company or the assets of the Company are liable or otherwise in any way subject.

          SECTION 4.03. Consents. Each of the parties hereto shall use its best efforts to obtain the written consents of all persons and governmental authorities required to be obtained by each such party and necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, the consent of each person holding a Lien, restriction, right, mortgage or charge of any kind on any real or personal property owned or leased by the Company.

          SECTION 4.04. Books and Records. The Selling Shareholders shall deliver to the Purchaser or shall cause to be delivered to the principal office or other office of the Company, all books and records used in the operation of the business of the Company, and all files, documents, papers, agreements, books of account, mailing lists, registration systems and other records pertaining to the business of the Company, to the extent that such books, records, files and other materials are not theretofore located at the office of the Company.

          SECTION 4.05. License and Other Fees. The Selling Shareholders shall pay all regulatory, license, assignment, transfer and other fees and costs required to be paid to any regulatory authority (other than the filing fees payable by the Purchaser under the HSR Act) or to any third-party supplier, lessor, licensor or other entity in order to obtain any licenses, rights or consents required to be obtained from such person or entity in connection with the transactions contemplated hereby; provided, however, that the Purchaser shall be responsible for and shall pay all NRTC fees associated with assignment and transfer (or deemed transfer) of the Member Agreement for Marketing and Distribution of DBS Services.

          SECTION 4.06. Employment Matters. (a) Within forty-five days after the Closing Date, the Purchaser shall cause the Company to pay the sum of $830,250 for the following purposes: (i) to pay to Andrew O'Pry the Non-Competition Payment contemplated by the Employment Agreement (as defined herein), and (ii) to establish a bonus pool for the employees of the Company. Prior to the Closing Date, the directors of the Company shall allocate the bonus pool referred to in clause (ii) above among the employees of the Company, and all payments from such bonus pool shall be made within 45 days after the Closing Date.

          (b) Prior to the Closing, the Purchaser shall establish an equity compensation plan for employees of the Company, pursuant to which options to purchase up to an aggregate 10,000 shares (less the aggregate number of shares issuable pursuant to the Subscription Agreements) of Preferred Stock shall be granted at the Closing to employees as set forth on Schedule 4.06 hereto (which schedule may be modified from time to time up to the Closing Date as determined by the Board of Directors of the Company). Such plan shall provide that such options shall have an exercise price of $100 per share and shall be immediately exercisable upon grant, but shall lapse and terminate if not exercised within 10 days following payment of the bonus pool described in paragraph (a).

          SECTION 4.07. Termination of Distribution Agreements. The Selling Shareholders (to the extent they are legally entitled to do so) and the Company shall use their respective best efforts to effect the termination of the Distribution Agreements with each of the Distributors. To the extent that any amounts in excess of the Reserve Account are expended to effect the termination or renegotiation (on terms satisfactory to the Purchaser) of the Distribution Agreements, any such amounts in excess of the Reserve Account shall be paid:

          (i) One-half by the Purchaser and one-half by the shareholders of the Company as of the date hereof other than Barbara Murphy (including, without limitation, the Purchaser), to the extent any such expenditures occur prior to the Closing Date; or

          (ii) One-half by the Company and one-half by the shareholders of the Company as of the date hereof other than Barbara Murphy (including, without limitation, the Purchaser), to the extent any such expenditures occur on or after the Closing Date;

provided, that the aggregate payment due from the shareholders of the Company as of the date hereof (excluding the Purchaser) shall not exceed $920,000.

          SECTION 4.08. Other Discussions. The Selling Shareholders shall, and shall (to the extent they are legally entitled to do so) cause the Company to, abide by the obligations set forth in Section 8 of the letter, dated as of April 3, 1997, between the Purchaser and the Selling Shareholders (without giving effect to the time limitations set forth therein). Without limiting such obligations, the Selling Shareholders shall promptly inform the Purchaser of any inquiry, offer or proposal made by any party other than the Purchaser with respect to any acquisition of the Shares or any acquisition, business combination or purchase of all or any portion of the assets or partnership interests of the Company.



                                       V.

                              CONDITIONS PRECEDENT

          SECTION 5.01. Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject, at the option of the Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Selling Shareholders contained in this Agreement or in any certificate delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, and the Selling Shareholders shall have so certified to the Purchaser in writing; provided that such certification may be made to the best of the Selling Shareholders' knowledge and belief, to the extent contemplated by Section 2.29 hereof.

          (b) Compliance with Covenants. Each Selling Shareholder shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by him or her at or prior to the Closing Date, and the Selling Shareholders shall have so certified to the Purchaser in writing.

          (c) All Proceedings To Be Satisfactory. All proceedings to be taken by the Selling Shareholders and the Company in connection with transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, materially adversely affect the operation by the Purchaser of the business of the Company.

          (e) Employment Agreement. On or prior to the Closing Date, the Company and Andrew O'Pry shall have executed and delivered an Employment Agreement and Covenant Not to Compete in substantially the form attached hereto as Exhibit A (the "Employment Agreement"), and the same shall be in full force and effect.

          (f) Opinion of Counsel for the Selling Shareholders. The Purchaser shall have received the opinion of Decker, Jones, McMackin, McClane, Hall & Bates, P.C., special counsel for the Selling Shareholders, addressed to the Purchaser and dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, to the effect set forth in Exhibit B hereto.

          (g) Consents and Approvals. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have terminated or expired, and all other authorizations, consents, waivers and approvals required in connection with the execution, delivery and performance of this Agreement (including without limitation any required consents from DirecTV and the NRTC) shall have been duly obtained and shall be in form and substance satisfactory to counsel for the Purchaser.

          (h) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Company.

          (i) Revenues; Liabilities. The Company shall provide financial statements, certified to be true and correct by the President of the Company, which financial statements shall demonstrate that (i) between the date of this Agreement and the Closing Date, the revenues of the Company (calculated in accordance with GAAP) for any calendar month do not decrease by more than 15% from the revenues for the prior month; and (ii) as of June 30, 1997, the total liabilities of the Company (calculated in accordance with GAAP) do not exceed $3,080,000.

          (j) Cancellation of Options. The Company shall have repurchased and canceled all outstanding warrants and options to acquire capital stock of the Company, as more fully set forth on Schedule 2.04 hereto.

          (k) Certain Resignations. All officers and members of the Board of Directors of the Company shall have resigned from their respective offices or from the Board of Directors, as the case may be, in writing and effective immediately upon the Closing Date.

          (l) Supporting Documents. On or prior to the Closing Date, the Purchaser and its counsel shall have received copies of the following supporting documents:

               (i) (1) the charter documents of the Company, certified as of a recent date by the Secretary of State of the State of Texas; and (2) a certificate of the Secretary of State or other appropriate official of the State of Texas as to the due incorporation and good standing of the Company and listing all documents on file with said official;

               (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; and (2) that the Articles of Incorporation of such Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(1) above; and

               (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or its counsel may reasonably request.

          All such documents shall be satisfactory in form and substance to the Purchaser and its counsel.

          SECTION 5.02. Conditions Precedent to the Obligations of the Selling Shareholders. The obligations of the Selling Shareholders under this Agreement are subject, at the option of the Selling Shareholders, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any agreement or other document delivered to the Selling Shareholders pursuant hereto shall have been true and correct when made, and the Purchaser shall so certified to the Selling Shareholders in writing.

          (b) Compliance with Covenants. The Purchaser shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Purchaser shall have so certified to the Selling Shareholders in writing.

          (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

          (d) Payment of Purchase Price. The Purchase Price shall have been paid to the Selling Shareholders in accordance with Section 1.03(b) hereof.

          (e) Subscription Agreements. The Purchaser shall have issued shares of Preferred Stock in accordance with the Subscription Agreements to the extent payment has been received therefor. To the extent that (i) the aggregate number of shares of Preferred Stock subject to the Subscription Agreements, plus (ii) the aggregate number of shares of Preferred Stock issuable pursuant to options granted as contemplated by Section 4.06(b), shall be less than 10,000, the Purchaser shall have offered Andy O'Pry the right, pursuant to an additional Subscription Agreement, to purchase an additional number of shares of Preferred Stock equal to the excess of 10,000 over the sum of clauses (i) and (ii) above.



                                       VI.

                                 INDEMNIFICATION

          SECTION 6.01. Survival of Representations and Warranties. All representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Closing Date and shall terminate at the close of business on the second anniversary of the Closing Date, except for the representations and warranties contained in Sections 2.04 and 2.05 (which shall survive indefinitely) and in Section 2.15 (which shall survive for the applicable statute of limitation periods, including any extensions or waivers thereof).

          SECTION 6.02. General Indemnity. (a) Subject to the terms and conditions of this Article VI, each of the Selling Shareholders, severally and not jointly, agrees to and shall indemnify, defend and hold the Purchaser, the Company and their respective affiliates harmless from and against such Selling Shareholder's percentage interest or share of all demands, claims, actions or causes of action, assessments, Taxes, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchaser, the Company or their respective affiliates, by reason of, resulting from or arising out of:

               (i) a breach of any representation, warranty or covenant of such Selling Shareholder contained in or made pursuant to this Agreement;

               (ii) any liabilities or obligations of the Company (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding relating to the conduct of the Company's business and based upon an event occurring or a claim arising on or prior to the Closing Date;

               (iii) any liability in respect of any failure by the Company to conduct its business in compliance with any Governmental Permit, law, regulation or order prior to the Closing Date; and

               (iv) any and all Taxes imposed on or incurred by the Company (including, without limitation, any and all Taxes arising out of the consummation of the transactions contemplated hereby, but excluding any Taxes attributable to an election under Section 338 or to the deduction by the Company of any amounts paid in connection with this transaction, such as the amounts described in Section 4.06) for all taxable years (or portions thereof) ending on or prior to the Closing Date, except to the extent such Taxes have been paid or reserves have been established for such Taxes on the Financial Statements.

          (b) Notwithstanding anything in this Agreement to the contrary:

               (i) the Selling Shareholders shall not be obligated to indemnify, defend and hold harmless the Purchaser and/or the Company pursuant to paragraph (a) above unless the aggregate amount of Damages claimed thereunder exceeds $25,000; and

               (ii) the Selling Shareholders' liability and obligation to indemnify, defend and hold harmless the Purchaser and/or the Company pursuant to paragraph (a) above shall in no event exceed the Purchase Price in the aggregate for all claims.

          (c) Subject to the terms and conditions of this Article VI, the Purchaser agrees to and shall indemnify, defend and hold the Selling Shareholders harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of:

               (i) a breach of any representation, warranty or covenant of the Purchaser contained in or made pursuant to this Agreement; and

               (ii) any liabilities or obligations of the Company (whether absolute, accrued, contingent or otherwise) in respect of any action, suit or proceeding relating to the conduct of the Company's business and based upon an event occurring or a claim arising after the Closing Date; and

               (iii) any and all Taxes imposed on or incurred by the Company for all taxable years and periods ending after the Closing Date (including any short periods ending after the Closing Date).

          SECTION 6.03. Conditions of Indemnification. The respective obligations and liabilities of the Selling Shareholders, on the one hand, and the Purchaser, on the other hand (herein sometimes called the "indemnifying party"), to the other (herein sometimes called the "party to be indemnified") under Section 6.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) Within 20 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing.

          (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

          (c) Except with the prior written consent of the indemnified party, no indemnifying party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the indemnified party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation. In the event that the indemnified party shall in good faith determine that the indemnified party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the indemnifying party in respect of such claim or any litigation relating thereto, the indemnified party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to such claim at the sole cost of the indemnifying party;

provided, however, that if the indemnified party does so take over and assume control, the indemnified party shall not settle such claim or litigation without the written consent of the indemnifying party, such consent not to be unreasonably withheld.

          (d) In connection with any such indemnification, the indemnified party shall cooperate in all reasonable requests of the indemnifying party.

          SECTION 6.04. Remedies Cumulative. Except as otherwise expressly provided in this Article VI, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.


                                      VII.

                           TERMINATION AND ABANDONMENT

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by the mutual consent of the Selling Shareholders, on the one hand, and the Purchaser, on the other hand; or

               (b) by the Purchaser, on the one hand, or the Selling Shareholders, on the other hand, if the closing shall not have occurred on or before October 1, 1997 or such later date as may be agreed upon in writing by the parties hereto; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the closing to occur on or before such date.

          SECTION 7.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 7.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in Section 7.01 above, (i) each party hereto shall promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; (ii) the Selling Shareholders shall cause the Company to return the Deposit to the Purchaser pursuant to Section 1.04 hereof; and (iii) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement; provided, that nothing herein shall relieve any party from liability for any breach hereof.

                                      VIII.

                                  MISCELLANEOUS

          SECTION 8.01. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. The Selling Shareholders, on the one hand, and the Purchaser, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

          SECTION 8.02. Publicity. The parties hereto agree that no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be issued prior to the Closing Date without the prior written consent of each of the parties hereto. Each party shall furnish to the other drafts of all press releases or announcements prior to their release. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority or required by any person whose consent or authorization is necessary to consummate the transactions contemplated herein.

          SECTION 8.03. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, or by the parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 8.04. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

          If to the Selling Shareholders, to them at:

          c/o Argos Support Services Company
          1550 N. Norwood, Suite 100
          Hurst, Texas  76054
          Facsimile No.: (817) 282-0559

          With a copy to:

          Decker, Jones, McMackin, McClane, Hall & Bates, P.C.
          2400 City Center II

          301 Commerce Street
          Fort Worth, Texas
          Attention:  Raymond B. Kelly, III, Esq.
          Facsimile No.: (817) 332-3043


          If to the Purchaser, at:

          Golden Sky Systems, Inc.
          605 West 47th Street
          Suite 300
          Kansas City, Missouri 64112
          Facsimile No.:  (816) 753-5595
          Attention:  Mr. Rodney A. Weary

          with a copy to:

          Reboul, MacMurray, Hewitt, Maynard & Kristol
          45 Rockefeller Plaza
          New York, New York 10111
          Facsimile No.:  (212) 841-5725
          Attention:  Karen C. Wiedemann, Esq.

or such other address or addresses as the Selling Shareholders, on the one hand, or the Purchaser, on the other hand, shall have designated by notice in writing to the other.

          SECTION 8.05 Waivers. Either the Selling Shareholders, on the one hand, or the Purchaser, on the other hand, may, by written notice to the other,
(i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          SECTION 8.06 Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties hereto.

          SECTION 8.07 Entire Agreement. This Agreement, its Exhibits and Schedules, the other documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          SECTION 8.08 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of the conflicts of laws provisions thereof.

          SECTION 8.09 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Not withstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respec tive successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.


                                            GOLDEN SKY SYSTEMS, INC.



                                            By /s/ Rodney A. Weary
                                               ----------------------
                                               Title: Chief Executive Officer

                                            ARGOS SUPPORT SERVICES COMPANY



                                            By /s/ Andrew W. O'Pry
                                               ----------------------
                                               Title: President



                                            SELLING SHAREHOLDERS:



                                             /s/ D.H. Braman, Jr.
                                             -------------------------
                                             D. H. Braman, Jr.


                                            KATE S. O'CONNOR TRUST FOR THOMAS
                                            EDWARD BRAMAN



                                            By /s/ D.H. Braman, Jr..
                                               ------------------------
                                               Title:  Trustee



                                             /s/ J.W. Braman
                                             ---------------------------
                                             J.W. Braman



                                             /s/ Andrew W. O'Pry
                                             ----------------------------
                                             Andrew O'Pry



                                             /s/ Barbara Murphy
                                             ----------------------------
                                             Barbara Murphy